Exhibit 99.1

                            News

For Immediate Release

CNO Financial Group Declares $0.15 Quarterly Dividend
and Announces Virtual Annual Meeting Date
Director Stephen David to retire

CARMEL, Ind., February 13, 2024 – CNO Financial Group, Inc. (NYSE: CNO) announced today that its Board of Directors has declared a quarterly cash dividend of $0.15 per share on the company’s common shares. The dividend will be payable March 22, 2024, to shareholders of record at the close of business on March 8, 2024.
The company announced that its annual meeting of shareholders will be held via a virtual, live webcast at 8:00 a.m. ET on May 9, 2024. Holders of record at the close of business on March 11, 2024, will be able to participate in, vote, and submit questions during the virtual meeting.
CNO also announced that Stephen David will retire from the company's Board of Directors at the conclusion of his current term, which ends upon the close of the annual meeting. David joined CNO's Board in 2017 and serves as a member of the Audit and Enterprise Risk Committee and of the Governance and Nominating Committee.
“On behalf of the Board of Directors and management team, we thank Steve for his seven years of dedicated service to CNO,” said Board Chair Dan Maurer. “Steve’s deep knowledge of strategic planning, sales and marketing, and technology have made meaningful contributions to CNO during his tenure. We are fortunate to have benefited from Steve’s leadership and counsel, and wish him the very best in his retirement.”
Following David’s retirement, the CNO Board will be comprised of eight directors. The other eight current directors have been nominated for re-election at the annual meeting.
About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) secures the future of middle-income America. CNO provides life and health insurance, annuities, financial services and workforce benefits solutions through our family of brands, including Bankers Life, Colonial Penn, Optavise and Washington National. Our customers work hard to save for the future, and we help protect their health, income and retirement needs with 3.2 million policies and $35 billion in total assets. Our 3,500 associates, 4,600 exclusive agents and more than 5,000 independent partner agents guide individuals, families and businesses through a lifetime of financial decisions. For more information, visit CNOinc.com.
For further information:
CNO News Media
Valerie Dolenga
Valerie.Dolenga@CNOinc.com

CNO Investor Relations
Adam Auvil
Adam.Auvil@CNOinc.com
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